Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Cohen & Steers Short Duration Preferred and Income Fund, Inc. (formerly known as Cohen & Steers Low Duration Preferred and Income Fund, Inc.) of our report dated June 22, 2026, relating to the financial statements and financial highlights which appears in Cohen & Steers Short Duration Preferred and Income Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2026. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 28, 2026